Exhibit 99.1

Radian Announces First Quarter 2015 Financial Results

-- Reports net income of $92 million or $0.39 per diluted share --

-- Adjusted diluted net operating income of $0.35 per share --

PHILADELPHIA--(BUSINESS WIRE)--April 30, 2015--Radian Group Inc. (NYSE: RDN) today reported net income from continuing operations for the quarter ended March 31, 2015, of $91.7 million, or $0.39 per diluted share, which included net gains on investments and other financial instruments of $16.8 million. This compares to net income from continuing operations for the quarter ended March 31, 2014, of $146.0 million, or $0.68 per diluted share, which included net gains on investments and other financial instruments of $43.0 million. Book value per share at March 31, 2015, was $11.53.

Adjusted pretax operating income for the quarter ended March 31, 2015, was $123.9 million, compared to adjusted pretax operating income for the quarter ended March 31, 2014, of $84.0 million. Adjusted diluted net operating income per share for the quarter ended March 31, 2015, was $0.35. See “Non-GAAP Financial Measures” below.

Key Financial Highlights (dollars in millions, except per share data)

	Quarter Ended March 31, 2015	Quarter Ended March 31, 2014**	Percent Change
Net income from continuing operations	$91.7	$146.0	(37%)
Diluted net income per share from continuing operations	$0.39	$0.68	(43%)
Adjusted pretax operating income	$123.9	$84.0	48%
Adjusted diluted net operating income per share *	$0.35	*	*
Revenues	$290.7	$258.2	13%
Book value per share	$11.53	$6.10	89%
*

Adjusted diluted net operating income per share is not comparable for periods prior to the quarter ended March 31, 2015, due to the impact on the company’s effective tax rate from the valuation allowance against deferred tax assets.

**	Radian acquired Clayton on June 30, 2014, and therefore results for the quarter ended March 31, 2014, do not include results from Clayton.

“We delivered strong results for Radian in the first quarter, driven primarily by outstanding credit trends in our mortgage insurance business,” said Radian’s Chief Executive Officer S.A. Ibrahim. “The last twelve months have been a turning point for Radian, as we’ve eliminated a significant portion of our legacy risk and therefore simplified our company with a focus on our core strengths. Today, we are better positioned to drive long-term value, both from our large and growing mortgage insurance portfolio and by broadening our future sources of revenue through our new mortgage and real estate services businesses.”

FIRST QUARTER HIGHLIGHTS AND RECENT EVENTS

Mortgage Insurance

  New mortgage insurance written (NIW) was $9.4 billion for the quarter, compared to $10.0 billion in the fourth quarter of 2014 and $6.8 billion in the prior-year quarter.
    Of the $9.4 billion in new business written in the first quarter of 2015, 63 percent was written with monthly premiums and 37 percent with single premiums. This compares to a mix of 69 percent monthly premiums and 31 percent single premiums in the fourth quarter of 2014. For the twelve-months ended March 31, 2015, the percentage of new business written with single premiums averaged approximately 30 percent.
    Refinances accounted for 33 percent of total NIW in the first quarter of 2015, compared to 22 percent in the fourth quarter of 2014, and 18 percent a year ago.
    NIW continued to consist of loans with excellent risk characteristics.
  Total primary mortgage insurance in force was $172.1 billion, compared to $171.8 billion as of December 31, 2014, and $162.4 billion as of March 31, 2014. Persistency, which is the percentage of mortgage insurance in force that remains on the company’s books after a twelve-month period, was 82.6 percent as of March 31, 2015, compared to 84.2 percent as of December 31, 2014, and 83.3 percent as of March 31, 2014.
  The mortgage insurance provision for losses was $45.9 million in the first quarter of 2015, compared to $83.6 million in the fourth quarter of 2014, and $49.6 million in the prior-year period.
    The loss ratio in the first quarter was 20.4 percent, compared to 36.9 percent in the fourth quarter of 2014 and 25.0 percent in the first quarter of 2014.
    Mortgage insurance loss reserves were $1.4 billion as of March 31, 2015, compared to $1.6 billion as of December 31, 2014, and $1.9 billion as of March 31, 2014.
    Primary reserve per primary default (excluding IBNR and other reserves) was $28,423 as of March 31, 2015. This compares to primary reserve per primary default of $27,683 as of December 31, 2014, and $26,509 as of March 31, 2014.
  The total number of primary delinquent loans decreased by 11 percent in the first quarter from the fourth quarter of 2014, and by 24 percent from the first quarter of 2014. The primary mortgage insurance delinquency rate decreased to 4.6 percent in the first quarter of 2015, compared to 5.2 percent in the fourth quarter of 2014, and 6.3 percent in the first quarter of 2014.
  Total mortgage insurance claims paid were $207.1 million in the first quarter, compared to $117.2 million in the fourth quarter of 2014, and $306.9 million in the first quarter of 2014. Claims paid in the first quarter of 2015 include $98.5 million of claims paid relating to the September 2014 BofA Settlement Agreement. The company continues to expect mortgage insurance net claims paid for the full-year 2015 of approximately $600 – $700 million. This includes a total of approximately $250 million of claims expected to be paid in the first half of 2015 related to the September 2014 BofA Settlement Agreement.
  On April 17, 2015, the Federal Housing Finance Agency (FHFA) issued the final Private Mortgage Insurer Eligibility Requirements (PMIERs) developed by Fannie Mae and Freddie Mac (GSEs). The PMIERs provide revised requirements for private mortgage insurers (MIs), including Radian Guaranty, to remain eligible insurers of loans purchased by the GSEs. The PMIERs effective date for existing approved insurers is December 31, 2015.
    As of March 31, 2015, Radian Guaranty would be able to immediately comply with the financial requirements of the PMIERs by utilizing approximately $330 million of existing holding company liquidity. This estimate includes the net proceeds of $789 million from the recent sale of Radian Asset Assurance Inc., Radian’s financial guaranty insurance subsidiary, and assumes that the company converts approximately $130 million of existing liquid assets into PMIERs-compliant Available Assets (as defined in the PMIERs) and receives full PMIERs benefit of approximately $145 million for its outstanding quota-share reinsurance arrangements, following the completion of amendments needed for GSE approval.

Mortgage and Real Estate Services

  On June 30, 2014, Radian completed the acquisition of Clayton Holdings LLC, a leading provider of loan due diligence, surveillance, REO management and consulting services to the mortgage and real estate industries, which was an important step in Radian’s growth and diversification strategy. The Mortgage and Real Estate Services segment is primarily comprised of Clayton’s operations.
  Total service revenues for the Mortgage and Real Estate Services segment were $30.7 million and gross profit on services was $12.3 million in the first quarter of 2015. This compares to total service revenues of $34.5 million and gross profit on services of $14.8 million in the fourth quarter of 2014.
  On March 20, 2015, Clayton Holdings acquired Red Bell Real Estate, LLC and its sister company, Main Street Valuations, LLC, in order to broaden its product offerings within the real estate market. Red Bell is a real estate brokerage firm that provides products and services that include automated valuation models (AVMs); broker price opinions (BPOs) used by investors, lenders and loan servicers; and advanced technology solutions for monitoring loan portfolio performance, tracking non-performing loans, managing real estate owned (REO) assets and valuing residential real estate through a secure platform.

Expenses and Discontinued Operations

  Other operating expenses were $54.6 million in the first quarter, compared to $85.8 million in the fourth quarter of 2014, and $54.5 million in the first quarter of last year. Other operating expenses in the fourth quarter of 2014 included $24.4 million related to long-term compensation expenses and other year-end bonus accruals, a significant portion of which was driven by the variable compensation expense related to an increase in the company’s stock price, and an $11.2 million settlement of remedies related to services provided on legacy business.
  As previously disclosed, on April 1, 2015, Radian Guaranty completed the sale of Radian Asset to Assured Guaranty Corp., a subsidiary of Assured Guaranty Ltd. (NYSE: AGO). After consideration of transaction-related expenses, net proceeds were $789 million. Details regarding the assets and liabilities associated with these discontinued operations may be found on press release Exhibits D and E.

CAPITAL AND LIQUIDITY UPDATE

Radian Group maintains approximately $700 million of available liquidity.

  As of March 31, 2015, Radian Guaranty’s risk-to-capital ratio was 17.1:1 and statutory capital was $1.8 billion.
  As of March 31, 2015, a total of $2.6 billion of risk in force outstanding had been ceded under quota share reinsurance agreements in order to proactively manage Radian Guaranty’s risk-to-capital position. Radian has ceded the maximum amount of NIW under these agreements and has not ceded any premium on new business in 2015.

CONFERENCE CALL

Radian will discuss first quarter financial results in a conference call today, Thursday, April 30, 2015, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.288.8961 inside the U.S., or 612.332.0335 for international callers, using passcode 358122 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 358122.

In addition to the information provided in the company’s earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income and adjusted diluted net operating income per share (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s core operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the effective tax rate for the period. See press release Exhibit F or Radian’s website for a description of these items, as well as a reconciliation of adjusted pretax operating income (loss) to consolidated pretax income (loss) from continuing operations.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS

(Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Discontinued Operations
Exhibit E:	Segment Information Three Months Ended March 31, 2015 and Three Months Ended March 31, 2014
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measure
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information Insurance in Force and Risk in Force by Product
Exhibit J:	Mortgage Insurance Supplemental Information Risk in Force by FICO, LTV and Policy Year
Exhibit K:	Mortgage Insurance Supplemental Information Pool and Other Risk in Force, Risk-to-Capital
Exhibit L:	Mortgage Insurance Supplemental Information Claims, Reserves and Reserve per Default
Exhibit M:	Mortgage Insurance Supplemental Information Default Statistics
Exhibit N:	Mortgage Insurance Supplemental Information Captives, QSR and Persistency
Exhibit O:	Mortgage and Real Estate Services Supplemental Information

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2015	2014
(In thousands, except per share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Revenues:
Net premiums earned - insurance	$224,595	$224,293	$217,827	$203,646	$198,762
Services revenue	30,529	34,450	42,243	—	—
Net investment income	17,328	16,531	17,143	16,663	15,318
Net gains on investments and other financial instruments	16,779	17,983	(6,294)	25,332	42,968
Other income	1,432	1,793	1,162	1,739	1,126
Total revenues	290,663	295,050	272,081	247,380	258,174

Expenses:
Provision for losses	45,028	82,867	48,942	64,648	49,626
Policy acquisition costs	7,750	6,443	4,240	6,746	7,017
Direct cost of services	18,451	19,709	23,896	—	—
Other operating expenses	54,576	85,800	51,225	60,751	54,507
Interest expense	24,385	24,200	23,989	22,348	19,927
Amortization and impairment of intangible assets	3,023	5,354	3,294	—	—
Total expenses	153,213	224,373	155,586	154,493	131,077

Pretax income from continuing operations	137,450	70,677	116,495	92,887	127,097
Income tax provision (benefit)	45,723	(807,349)	(15,536)	(10,650)	(18,883)
Net income from continuing operations	91,727	878,026	132,031	103,537	145,980
Income (loss) from discontinued operations, net of tax	530	(449,691)	21,559	71,296	56,779
Net income	$92,257	$428,335	$153,590	$174,833	$202,759

Diluted net income per share:
Net income from continuing operations	$0.39	$3.63	$0.58	$0.47	$0.68
Income (loss) from discontinued operations, net of tax	—	(1.85)	0.09	0.31	0.26
Net income	$0.39	$1.78	$0.67	$0.78	$0.94

On April 1, 2015, Radian Guaranty completed the previously disclosed sale of 100% of the issued and outstanding shares of Radian Asset Assurance to Assured, pursuant to the Radian Asset Assurance Stock Purchase Agreement dated as of December 22, 2014. As a result, until the April 1, 2015 sale date, the operating results of Radian Asset Assurance continue to be classified as discontinued operations for all periods presented in our condensed consolidated statements of operations. Prior periods have been revised to conform to the current period presentation for these changes.

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2015	2014
(In thousands, except per share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net income from continuing operations:
Net income from continuing operations—basic	$91,727	$878,026	$132,031	$103,537	$145,980
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	3,673	3,641	5,552	5,503	5,455
Net income from continuing operations—diluted	$95,400	$881,667	$137,583	$109,040	$151,435

Net income:
Net income from continuing operations—basic	$91,727	$878,026	$132,031	$103,537	$145,980
Income (loss) from discontinued operations, net of tax	530	(449,691)	21,559	71,296	56,779
Net income—basic	92,257	428,335	153,590	174,833	202,759
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	3,673	3,641	5,552	5,503	5,455
Net income—diluted	$95,930	$431,976	$159,142	$180,336	$208,214

Average common shares outstanding—basic	191,224	191,053	191,050	182,583	173,165
Dilutive effect of Convertible Senior Notes due 2017	10,886	10,590	6,342	7,599	9,003
Dilutive effect of Convertible Senior Notes due 2019	37,736	37,736	37,736	37,736	37,736
Dilutive effect of stock-based compensation arrangements (2)	3,202	3,422	2,939	2,861	2,764
Adjusted average common shares outstanding—diluted	243,048	242,801	238,067	230,779	222,668

Net income per share:

Basic:
Net income from continuing operations	$0.48	$4.59	$0.69	$0.57	$0.84
Income (loss) from discontinued operations, net of tax	—	(2.35)	0.11	0.39	0.33
Net income	$0.48	$2.24	$0.80	$0.96	$1.17

Diluted:
Net income from continuing operations	$0.39	$3.63	$0.58	$0.47	$0.68
Income (loss) from discontinued operations, net of tax	—	(1.85)	0.09	0.31	0.26
Net income	$0.39	$1.78	$0.67	$0.78	$0.94

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

For the three months ended March 31, 2015, December 31, 2014, September 31, 2014, June 30, 2014 and March 31, 2014, 540,400 541,720, 557,240, 1,483,800 and 946,400 shares, respectively, of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	March 31,	December 31,
(In thousands, except per share data)	2015	2014

Assets:
Investments	$3,621,646	$3,629,299
Cash	57,204	30,465
Restricted cash	14,220	14,031
Accounts and notes receivable	64,405	85,792
Deferred income taxes, net	649,996	700,201
Goodwill and other intangible assets, net	293,798	288,240
Other assets	356,713	375,491
Assets held for sale	1,755,873	1,736,444
Total assets	$6,813,855	$6,859,963

Liabilities and stockholders’ equity:
Unearned premiums	$657,555	$644,504
Reserve for losses and loss adjustment expenses	1,384,714	1,560,032
Long-term debt	1,218,972	1,209,926
Other liabilities	310,642	326,743
Liabilities held for sale	966,078	947,008
Total liabilities	4,537,961	4,688,213

Equity component of currently redeemable convertible senior notes	68,982	74,690

Common stock	209	209
Additional paid-in capital	1,648,436	1,638,552
Retained earnings	498,593	406,814
Accumulated other comprehensive income	59,674	51,485
Total common stockholders’ equity	2,206,912	2,097,060
Total liabilities and stockholders’ equity	$6,813,855	$6,859,963

Shares outstanding, end of period	191,416	191,054

Book value per share	$11.53	$10.98

Radian Group Inc. and Subsidiaries
Discontinued Operations
Exhibit D

The income from discontinued operations, net of tax consisted of the following components for the periods indicated:

	Three Months Ended
	March 31,
(In thousands)	2015	2014
Net premiums earned	$1,007	$6,903
Net investment income	9,153	8,911
Net gains on investments and other financial instruments	13,668	22,182
Change in fair value of derivative instruments	2,625	50,086
Total revenues	26,453	88,082

Provision for losses	502	5,649
Policy acquisition costs	(191)	1,597
Other operating expense	4,107	5,402
Total expenses	4,418	12,648

Equity in net loss of affiliates	(13)	(13)
Income from operations of businesses held for sale	22,022	75,421
Loss on classification as held for sale	(13,930)	—
Income tax provision	7,562	18,642
Income from discontinued operations, net of tax	$530	$56,779

The assets and liabilities associated with the discontinued operations have been segregated in the condensed consolidated balance sheets. The following table summarizes the major components of Radian Asset Assurance’s assets and liabilities held for sale on the condensed consolidated balance sheets as of March 31, 2015 and December 31, 2014:

	March 31,	December 31,
(In thousands)	2015	2014
Fixed-maturity investments	$226,334	$224,552
Equity securities	4,019	3,749
Trading securities	679,972	689,887
Short-term investments	449,391	435,413
Other invested assets	108,080	108,206
Other assets	288,077	274,637
Total assets held for sale	$1,755,873	$1,736,444

Unearned premiums	$152,445	$158,921
Reserve for losses and loss adjustment expenses	32,420	31,558
VIE debt	82,238	85,016
Derivative liabilities	187,462	183,370
Other liabilities	511,513	488,143
Total liabilities held for sale	$966,078	$947,008

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 2)

Summarized financial information concerning our operating segments and reconciliations to consolidated pretax income from continuing operations, as of and for the periods indicated, is as follows:

	Three Months Ended March 31, 2015
		Mortgage and
	Mortgage	Real Estate
(In thousands)	Insurance	Services	Total
Net premiums written - insurance	$241,908	$—	$241,908
Increase in unearned premiums	(17,313)	—	(17,313)
Net premiums earned - insurance	224,595	—	224,595
Services revenue	—	30,742	30,742
Net investment income (1)	17,328	—	17,328
Other income (1)	1,331	790	2,121
Total (2)	243,254	31,532	274,786

Provision for losses	45,851	—	45,851
Policy acquisition costs	7,750	—	7,750
Direct cost of services	—	18,451	18,451
Other operating expenses before corporate allocations	34,050	9,659	43,709
Total (3)	87,651	28,110	115,761
Adjusted pretax operating income before corporate allocations	155,603	3,422	159,025
Allocation of corporate operating expenses (1)	9,758	981	10,739
Allocation of interest expense (1)	19,953	4,432	24,385

Adjusted pretax operating income (loss)	$125,892	$(1,991)	$123,901

	At March 31, 2015
		Mortgage and
	Mortgage	Real Estate
(In thousands)	Insurance	Services	Total
Cash & Investments	$3,669,413	$9,437	$3,678,850
Restricted cash	11,348	2,872	14,220
Goodwill	—	194,246	194,246
Other intangible assets, net	—	99,552	99,552
Assets held for sale (4)	—	—	1,755,873
Total assets	4,708,744	349,238	6,813,855
Unearned premiums	657,555	—	657,555
Reserve for losses and loss adjustment expenses	1,384,714	—	1,384,714

(1)

Includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(2)	Includes inter-segment revenues of $0.9 million in the Mortgage and Real Estate Services segment.
(3)	Includes inter-segment expenses of $0.9 million in the Mortgage Insurance segment.
(4)	Assets held for sale are not part of the Mortgage Insurance or Mortgage and Real Estate Services segments.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 2)

	Three Months Ended March 31, 2014
		Mortgage and
	Mortgage	Real Estate
(In thousands)	Insurance	Services (1)	Total
Net premiums written - insurance	$212,953	$—	$212,953
Increase in unearned premiums	(14,191)	—	(14,191)
Net premiums earned - insurance	198,762	—	198,762
Net investment income (2)	15,318	—	15,318
Other income (2)	996	130	1,126
Total	215,076	130	215,206

Provision for losses	49,626	—	49,626
Change in expected economic loss or recovery for consolidated VIEs	139	—	139
Policy acquisition costs	7,017	—	7,017
Other operating expenses before corporate allocations	37,764	859	38,623
Total	94,546	859	95,405
Adjusted pretax operating income (loss) before corporate allocations	120,530	(729)	119,801
Allocation of corporate operating expenses (2)	15,884	—	15,884
Allocation of interest expense (2)	19,927	—	19,927

Adjusted pretax operating income (loss)	$84,719	$(729)	$83,990

	At March 31, 2014
		Mortgage and
	Mortgage	Real Estate
(In thousands)	Insurance	Services	Total
Cash and investments	$3,302,763	$24	$3,302,787
Restricted cash	22,366	—	22,366
Goodwill	—	2,095	2,095
Intangible assets, net	—	188	188
Assets held for sale (3)	—	—	1,795,185
Total assets	3,731,139	2,661	5,528,985
Unearned premiums	580,453	—	580,453
Reserve for losses and loss adjustment expenses	1,893,960	—	1,893,960

(1)

Amounts do not include Clayton Holdings, acquired June 30, 2014. However, effective with the fourth quarter of 2014, the Mortgage and Real Estate Services segment undertook the management responsibilities of certain additional loan servicer surveillance functions previously considered part of the Mortgage Insurance segment. As a result, these activities are now reported in the Mortgage and Real Estate Services segment for all periods presented.

(2)

Includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(3)	Assets held for sale are not part of the Mortgage Insurance or Mortgage and Real Estate Services segments.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measure
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measure

In addition to the traditional GAAP financial measures, we have presented non-GAAP financial measures for the consolidated company, “adjusted pretax operating income (loss)” and "adjusted diluted net operating income (loss) per share," among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our core operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss)” and adjusted diluted net operating income (loss) per share" are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (the Company’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP pretax income (loss) from continuing operations excluding the effects of net gains (losses) on investments and other financial instruments, acquisition-related expenses, amortization and impairment of intangible assets and net impairment losses recognized in earnings. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common shareholders, net of taxes computed using the period's effective tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of stock-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading. These valuation adjustments may not necessarily result in economic gains or losses. We do not view them to be indicative of our fundamental operating activities. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss). However, we include the change in expected economic loss or recovery associated with our consolidated VIEs, if any, in the calculation of adjusted pretax operating income (loss).

(2)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measure
Exhibit F (page 2 of 2)

(3)

Amortization and impairment of intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(4)

Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles. We do not view these impairment losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

See Exhibit G for the reconciliation of our non-GAAP financial measures for the consolidated company, adjusted pretax operating income and adjusted diluted net operating income per share, to the most comparable GAAP measures, pretax income from continuing operations and net income per share from continuing operations, respectively.

Total adjusted pretax operating income (loss) and adjusted diluted net operating income (loss) per share are not measures of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income (loss) from continuing operations or net income (loss) per share from continuing operations. Our definitions of adjusted pretax operating income (loss) and adjusted diluted net operating income (loss) per share may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G

Reconciliation of Adjusted Pretax Operating Income (Loss) to Consolidated Pretax Income from Continuing Operations

	Three Months Ended
	March 31,
(In thousands)	2015	2014
Adjusted pretax operating income (loss):
Mortgage Insurance (1)	$125,892	$84,719
Mortgage and Real Estate Services (2)	(1,991)	(729)
Total adjusted pretax operating income	123,901	83,990

Net gains on investments and other financial instruments (3)	16,779	43,107
Acquisition-related expenses (4)	(207)	—
Amortization and impairment of intangible assets (4)	(3,023)	—
Consolidated pretax income from continuing operations	$137,450	$127,097

(1)

Includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(2)

Includes the acquisition of Clayton Holdings, effective June 30, 2014. Also, effective with the fourth quarter of 2014, the Mortgage and Real Estate Services segment undertook the management responsibilities of certain additional loan servicer surveillance functions previously considered part of the Mortgage Insurance segment. As a result, these activities are now reported in the Mortgage and Real Estate Services segment for all periods presented.

(3)

The change in expected economic loss or recovery associated with our consolidated VIEs is included in adjusted pretax operating income above. Therefore, for purposes of this reconciliation, net gains on investments and other financial instruments has been adjusted by $0.1 million for the three months ended March 31, 2014, to reverse this item, which represents a non-GAAP amount that is not included in net income.

(4)	Please see Exhibit F for the definition of this line item.

Reconciliation of Adjusted Diluted Net Operating Income Per Share to Net Income Per Share from Continuing Operations

Three Months Ended
March 31, 2015
Adjusted diluted net operating income per share	$0.35

After tax per share impact:
Net gains on investments and other financial instruments	0.05
Acquisition-related expenses	—
Amortization and impairment of intangible assets	(0.01)

Net income per share from continuing operations	$0.39

On a consolidated basis, “adjusted pretax operating income” and "adjusted diluted net operating income per share" are measures not determined in accordance with GAAP. These measures are not representative of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income from continuing operations or net income per share from continuing operations. Our definitions of adjusted pretax operating income and adjusted diluted net operating income per share may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit H

	Three Months Ended
	March 31,
	2015		2014
($ in millions)	$	%	$	%
Primary new insurance written
Prime	$9,384	100.0%	$6,807	100.0%
Alt-A and A minus and below	1	—	1	—
Total Primary	$9,385	100.0%	$6,808	100.0%

Total primary new insurance written by FICO score
>=740	5,968	63.6%	4,345	63.8%
680-739	2,845	30.3	2,041	30.0
620-679	572	6.1	422	6.2
Total Primary	$9,385	100.0%	$6,808	100.0%

Percentage of primary new insurance written
Monthly premiums	63%		73%
Single premiums	37%		27%

Refinances	33%		18%
LTV
95.01% and above	1.8%		0.9%
90.01% to 95.00%	48.4%		51.8%
85.01% to 90.00%	33.3%		34.4%
85.00% and below	16.5%		12.9%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit I

	March 31,		March 31,
	2015		2014
($ in millions)	$	%	$	%
Primary insurance in force (1)
Flow	$162,832	94.6%	$152,731	94.1%
Structured	9,309	5.4	9,637	5.9
Total Primary	$172,141	100.0%	$162,368	100.0%

Prime	$160,452	93.2%	$148,736	91.6%
Alt-A	7,122	4.1	8,317	5.1
A minus and below	4,567	2.7	5,315	3.3
Total Primary	$172,141	100.0%	$162,368	100.0%

Primary risk in force (1)
Flow	$41,256	95.1%	$38,252	94.6%
Structured	2,133	4.9	2,180	5.4
Total Primary	$43,389	100.0%	$40,432	100.0%

Flow
Prime	$39,251	95.1%	$35,867	93.8%
Alt-A	1,243	3.0	1,474	3.8
A minus and below	762	1.9	911	2.4
Total Flow	$41,256	100.0%	$38,252	100.0%

Structured
Prime	$1,341	62.9%	$1,292	59.3%
Alt-A	410	19.2	465	21.3
A minus and below	382	17.9	423	19.4
Total Structured	$2,133	100.0%	$2,180	100.0%

Total
Prime	$40,592	93.6%	$37,159	91.9%
Alt-A	1,653	3.8	1,939	4.8
A minus and below	1,144	2.6	1,334	3.3
Total Primary	$43,389	100.0%	$40,432	100.0%

(1)	Includes amounts ceded under our reinsurance agreements, as well as amounts related to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit J

	March 31,		March 31,
	2015		2014
($ in millions)	$	%	$		%
Total primary risk in force by FICO score
Flow
>=740	$23,964	58.1%	$21,976		57.4%
680-739	12,356	30.0	11,158		29.2
620-679	4,392	10.6	4,459		11.7
<=619	544	1.3	659		1.7
Total Flow	$41,256	100.0%	$38,252		100.0%

Structured
>=740	$664	31.1%	$590		27.1%
680-739	599	28.1	624		28.6
620-679	513	24.1	572		26.2
<=619	357	16.7	394		18.1
Total Structured	$2,133	100.0%	$2,180		100.0%

Total
>=740	$24,628	56.8%	$22,566		55.8%
680-739	12,955	29.8	11,782		29.1
620-679	4,905	11.3	5,031		12.5
<=619	901	2.1	1,053		2.6
Total Primary	$43,389	100.0%	$40,432		100.0%

Total primary risk in force by LTV
95.01% and above	$3,440	7.9%	$4,008		9.9%
90.01% to 95.00%	20,897	48.2	17,767		44.0
85.01% to 90.00%	15,187	35.0	14,807		36.6
85.00% and below	3,865	8.9	3,850		9.5
Total	$43,389	100.0%	$40,432		100.0%

Total primary risk in force by policy year
2005 and prior	$3,364	7.8%	$4,209		10.4%
2006	1,922	4.4	2,243		5.6
2007	4,442	10.2	5,064		12.5
2008	3,267	7.5	3,810		9.4
2009	994	2.3	1,363		3.4
2010	859	2.0	1,144		2.8
2011	1,677	3.9	2,165		5.4
2012	6,170	14.2	7,511		18.6
2013	9,704	22.4	11,210		27.7
2014	8,684	20.0	1,713		4.2
2015	2,306	5.3	—		—
Total	$43,389	100%	$40,432		100.0%

Primary risk in force on defaulted loans (1)	$1,883		$2,466	(1)

(1)	Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit K

	March 31,			March 31,
($ in millions)	2015			2014
	$		%	$		%
Pool risk in force
Prime	$867		74.7%	$1,263		78.9%
Alt-A	54		4.7	68		4.3
A minus and below	239		20.6	269		16.8
Total	$1,160		100.0%	$1,600		100.0%

Total pool risk in force by policy year
2005 and prior	$1,090		94.0%	$1,516		94.7%
2006	7		0.6	19		1.2
2007	62		5.3	64		4.0
2008	1		0.1	1		0.1
Total pool risk in force	$1,160		100.0%	$1,600		100.0%

Other risk in force
Second-lien
1st loss	$42			$54
2nd loss	12			16
NIMS	—			5
1st loss-Hong Kong primary mortgage insurance	9			18
Total other risk in force	$63			$93

Risk to capital ratio-Radian Guaranty only	17.1	:1	(1)	19.2	:1
Risk to capital ratio-Mortgage Insurance combined	19.1	:1	(1)	23.0	:1

	Three Months Ended
	March 31,
	2015		2014

Loss ratio (2)	20.4%		25.0%
Expense ratio - NPE basis (2)	23.0%		30.5%
Expense ratio - NPW basis (3)	21.3%		28.5%

(1)	Preliminary.
(2)

Calculated on a GAAP basis using net premiums earned (“NPE”). For the three months ended March 31, 2015 and 2014, the expense ratio includes 0.9% and 2.1%, respectively, of expenses that were previously allocated to the Financial Guaranty segment, because these corporate items were not reclassified to discontinued operations. These expenses have been reallocated to the Mortgage Insurance segment.

(3)

Calculated on a GAAP basis using net premiums written (“NPW”). For the three months ended March 31, 2015 and 2014, includes 0.9% and 1.9%, respectively, of expenses that were previously allocated to the Financial Guaranty segment, because these corporate items were not reclassified to discontinued operations. These expenses have been reallocated to the Mortgage Insurance segment.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit L

	Three Months Ended March 31,
($ in thousands)	2015	2014

Net claims paid
Prime	$76,434	$195,446
Alt-A	20,194	46,593
A minus and below	15,209	33,593
Total primary claims paid	111,837	275,632
Pool	8,901	30,863
Second-lien and other	(111)	727
Subtotal	120,627	307,222
Impact of captive terminations	(12,000)	(1,156)
Impact of settlements	98,468	875
Total	$207,095	$306,941

Average claim paid (1)
Prime	$44.0	$44.3
Alt-A	54.6	55.4
A minus and below	35.9	37.1
Total primary average claims paid	44.2	44.7
Pool	51.5	60.3
Second-lien and other	(12.3)	20.8
Total	$44.5	$45.8

Average primary claim paid (2)	$45.3	$46.5
Average total claim paid (2)	$45.5	$47.4

Reserve for losses by category
Prime	$640,919	$790,529
Alt-A	278,350	351,695
A minus and below	163,390	189,453
IBNR and other	167,204	347,674
LAE	53,210	50,684
Reinsurance recoverable (3)	13,365	25,751
Total primary reserves	1,316,438	1,755,786
Pool insurance	62,943	123,596
IBNR and other	1,227	5,679
LAE	3,051	4,517
Total pool reserves	67,221	133,792
Total 1st lien reserves	1,383,659	1,889,578
Second lien and other	1,055	4,382
Total reserves	$1,384,714	$1,893,960

1st lien reserve per default (4)
Primary reserve per primary default excluding IBNR and other	$28,423	$26,509
Pool reserve per pool default excluding IBNR and other	$9,774	$13,054

(1)	Net of reinsurance recoveries and without giving effect to the impact of captive terminations and settlements.
(2)	Before reinsurance recoveries and without giving effect to the impact of captive terminations and settlements.
(3)	Primarily represents ceded losses on captive transactions and quota share reinsurance transactions.
(4)	If calculated before giving effect to deductibles and stop losses in pool transactions, this would be $17,942 and $22,172 at March 31, 2015 and 2014, respectively.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit M

	March 31,	December 31,	March 31,
	2015	2014	2014
Default Statistics
Primary Insurance:
Prime
Number of insured loans	801,332	797,436	755,396
Number of loans in default	25,114	28,246	32,708
Percentage of loans in default	3.13%	3.54%	4.33%

Alt-A
Number of insured loans	37,468	38,953	43,508
Number of loans in default	7,480	8,136	10,173
Percentage of loans in default	19.96%	20.89%	23.38%

A minus and below
Number of insured loans	35,425	36,688	40,898
Number of loans in default	7,846	8,937	10,238
Percentage of loans in default	22.15%	24.36%	25.03%

Total Primary
Number of insured loans	874,225	873,077	839,802
Number of loans in default (1)	40,440	45,319	53,119
Percentage of loans in default	4.63%	5.19%	6.33%

Pool insurance
Number of loans in default	6,748	8,297	9,814

(1)

Excludes 3,715, 4,467 and 6,022 loans subject to the Freddie Mac Agreement that are in default at March 31, 2015, December 31, 2014 and March 31, 2014, respectively, as we no longer have claims exposure on these loans.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit N

	Three Months Ended March 31,
($ in thousands)	2015	2014

1st Lien Captives
Premiums ceded to captives	$2,585	$3,508
% of total premiums	1.1%	1.6%
Insurance in force included in captives (1)	2.5%	3.5%
Risk in force included in captives (1)	2.4%	3.3%

Initial Quota Share Reinsurance (“QSR”) Transaction
QSR ceded premiums written	$4,067	$5,304
% of premiums written	1.6%	2.3%
QSR ceded premiums earned	$6,018	$6,807
% of premiums earned	2.5%	3.2%
Ceding commissions	$880	$1,326
Risk in force included in QSR (2)	$1,041,383	$1,289,856

Second QSR Transaction
QSR ceded premiums written	$6,529	$7,293
% of premiums written	2.6%	3.2%
QSR ceded premiums earned	$8,768	$6,585
% of premiums earned	3.6%	3.1%
Ceding commissions	$2,285	$2,553
Risk in force included in QSR (2)	$1,533,677	$1,360,651

Persistency (twelve months ended March 31) (3)	82.6%	83.3%

(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.
(2)	Included in primary RIF.
(3)

Effective March 31, 2015, we refined our persistency calculation to incorporate loan level detail rather than aggregated portfolio data. Prior periods have been recalculated and reflect the current calculation methodology.

Radian Group Inc. and Subsidiaries
Mortgage and Real Estate Services Supplemental Information
Exhibit O

The following table shows additional trend information for the Mortgage and Real Estate Services segment:

	Three Months Ended March 31, 2015	Three Months Ended December 31, 2014	Three Months Ended September 30, 2014
(In thousands)
Services revenue	$30,742	$34,466	$42,243
Direct cost of services	18,451	19,709	23,896
Gross profit on services	$12,291	$14,757	$18,347

The selected unaudited financial information presented below represents unaudited quarterly historical information for the businesses of Clayton Holdings LLC (“Clayton”) for periods prior to our acquisition on June 30, 2014. Financial information for periods after the acquisition is included in the table above and in Exhibit E as part of our Mortgage and Real Estate Services segment.

	2013				2014
(In thousands)	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2
Services revenue	$37,041	$39,115	$32,718	$25,593	$28,043	$36,347
Direct cost of services	20,173	22,028	18,015	14,957	15,469	19,956
Gross profit on services	$16,868	$17,087	$14,703	$10,636	$12,574	$16,391

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as "anticipate," "may," "will," "could," "should," "would," "expect," "intend," "plan," "goal," "contemplate," "believe," "estimate," "predict," "project," "potential," "continue," "seek," "strategy," "future," "likely" or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management's current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  changes in general economic and political conditions, including unemployment rates, changes in the U.S. housing and mortgage credit markets (including declines in home prices and property values), the performance of the U.S. or global economies, the amount of liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, all of which may be impacted by, among other things, legislative activity or inactivity, actual or threatened downgrades of U.S. government credit ratings, or actual or threatened defaults on U.S. government obligations;
  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers;
  catastrophic events, increased unemployment, home price depreciation or other negative economic changes in geographic regions where our mortgage insurance exposure is more concentrated;
  Radian Guaranty's ability to remain eligible under applicable requirements imposed by the Federal Housing Finance Agency and the government-sponsored entities ("GSEs") to insure loans purchased by the GSEs;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs. We expect to contribute a portion of our holding company liquidity to Radian Guaranty to support Radian Guaranty's compliance with the final PMIERs financial requirements. Our projections regarding the amount of holding company liquidity that we may contribute to Radian Guaranty are based on our estimates of Radian Guaranty's Minimum Required Assets (as defined under the PMIERs) and Available Assets (as defined under the PMIERs), which may not prove to be accurate, and which could be impacted by: (1) our ability to receive GSE approval for the full benefit of our existing reinsurance arrangements under the PMIERs after any necessary amendments to these arrangements, (2) whether we elect to convert certain liquid assets into PMIERs compliant Available Assets; (3) factors affecting the performance of our mortgage insurance business, including our level of defaults, the losses we incur on new or existing defaults and the credit characteristics of new business that we write; and (4) the GSEs' intention to update the factors that are applied to calculate and determine a mortgage insurer's Minimum Required Assets every two years or more frequently, as determined by the GSEs, to reflect changes in macroeconomic conditions or loan performance. Contributing holding company cash and investments from Radian Group to Radian Guaranty will leave less liquidity to satisfy Radian Group's future obligations. Depending on the amount of holding company contributions that we make, we may be required or may decide to seek additional capital by incurring additional debt, by issuing additional equity, or by selling assets, which we may not be able to do on favorable terms, if at all;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements, including new capital adequacy standards that currently are being developed by the National Association of Insurance Commissioners ("NAIC") and that could be adopted by certain states in which we write conduct business;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to the GSEs, including: (1) the implementation of the final PMIERs, which (i) will increase the amount of capital that Radian Guaranty is required to hold, and therefore, reduce our current returns on subsidiary capital; (ii) impose extensive and more stringent operational requirements in areas such as claim processing, loss mitigation, document retention, underwriting, quality control, reporting and monitoring, among others that may result in additional costs in order to achieve and maintain compliance; (iii) require the consent of the GSEs for Radian Guaranty to take certain actions such as paying dividends, entering into various inter-company agreements, and commuting or reinsuring risk, among others; (2) changes that could limit the type of business that Radian Guaranty and other private mortgage insurers are willing to write, which could reduce our NIW; (3) changes that could increase the cost of private mortgage insurance, including as compared to the Federal Housing Administration's ("FHA") pricing, or result in the emergence of other forms of credit enhancement; and (4) changes that could require us to alter our business practices, which may result in substantial additional costs in order to achieve and maintain compliance with the PMIERs;
  our ability to continue to effectively mitigate our mortgage insurance losses, including a decrease in net rescissions, denials or curtailments resulting from an increase in the number of successful challenges to previously rescinded policies, claim denials or claim curtailments (including as part of one or more settlements of disputed rescissions or denials), or as a result of the GSEs intervening in or otherwise limiting our loss mitigation practices, including settlements of disputes regarding loss mitigation activities;
  the negative impact that our loss mitigation activities may have on our relationships with our customers and potential customers, including the potential loss of current or future business and the heightened risk of disputes and litigation;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a substantial decrease in the persistency rates of our mortgage insurance policies, which has the effect of reducing our premium income on our monthly premium policies and could decrease the profitability of our mortgage insurance business;
  heightened competition for our mortgage insurance business from others such as the FHA, the U.S. Department of Veterans Affairs and other private mortgage insurers (including with respect to other private mortgage insurers, those that have been assigned higher ratings than we have that may have access to greater amounts of capital than we do, or that are new entrants to the industry, and therefore, are not burdened by legacy obligations) and the impact such heightened competition may have on our returns and our NIW;
  changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in effect or scope;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;
  the adoption of new or application of existing federal or state laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (1) the resolution of existing, or the possibility of additional, lawsuits or investigations; (2) changes to the Mortgage Guaranty Insurers Model Act ("Model Act") being considered by the NAIC that could include more stringent capital and other requirements for Radian Guaranty in states that adopt the new Model Act in the future; and (3) legislative and regulatory changes (a) impacting the demand for our products, (b) limiting or restricting the products we may offer or increasing the amount of capital we are required to hold, (c) affecting the form in which we execute credit protection, or (d) otherwise impacting our existing businesses or future prospects;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the IRS resulting from the examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance businesses;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio and certain of our long-term incentive compensation awards;
  changes in generally accepted accounting principles or statutory accounting practices, rules and guidance, or their interpretation;
  legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries; and
  the possibility that we may need to impair the estimated fair value of goodwill established in connection with our acquisition of Clayton, the valuation of which requires the use of significant estimates and assumptions with respect to the estimated future economic benefits arising from certain assets acquired in the transaction such as the value of expected future cash flows of Clayton, Clayton's workforce, expected synergies with our other affiliates and other unidentifiable intangible assets.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz